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                                                                  EXHIBIT 10.24


                              CONSULTING AGREEMENT


         THIS AGREEMENT is entered into between APACHE CORPORATION ("Apache"), a Delaware corporation and WILLIAM J. JOHNSON ("Johnson") effective April 28, 1994.


                                    RECITALS

         Since May 1, 1991, Johnson has served Apache with diligence and integrity as an officer and employee.

         Apache and Johnson wish to provide for the termination of Johnson's tenure as an officer and employee of Apache.

         Apache and Johnson desire to terminate the agreement of employment between Apache and Johnson dated March 20, 1991 and extinguish all rights of Apache and Johnson thereunder.

         Apache wishes to provide for continued service by Johnson as a consultant to Apache.

         Apache and Johnson wish to establish standards of confidentiality and conduct between them.


                                   AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Apache and Johnson agree as follows:

         1. RESIGNATION. Effective 6 p.m. CST, April 28, 1994, Johnson's employment with Apache terminated and, as a result, Johnson resigns all positions as a director, officer and committee member of Apache, subsidiaries and affiliated entities.

         2. TERMINATION OF AGREEMENT OF EMPLOYMENT. The agreement of employment between Apache and Johnson terminated effective 6 p.m. CST, April 28, 1994.

         3. EMPLOYMENT. Notwithstanding the provisions of paragraph 2 above, commencing at 6 p.m. CST, April 28, 1994, Johnson will continue to be an employee of the company in a non-executive capacity for all purposes through 6 p.m. CST, May 15, 1994 (the "Continued Employment Period"). During the Continued Employment Period, Johnson will be compensated at a rate of $36,460.00 per month (prorated by the day).
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         4.      CONSULTING.  Apache engages Johnson to render consulting
services to Apache and its subsidiaries for a period commencing May 16, 1994, and continuing through April 28, 1996 (the "Consulting Period").

         5. SERVICES. During the Continued Employment Period and the Consulting Period, Johnson shall perform such consulting services as are reasonably requested by the Chief Executive Officer of Apache ("the CEO") and those are not inconsistent with Johnson's prior duties and responsibilities as an officer of Apache. Johnson shall not be required to maintain any office hours, nor shall Johnson be present at the offices except upon request of the CEO.

         6. OTHER ACTIVITIES. Johnson's obligation to render consulting services shall be subordinate to, and shall be rendered only to the extent there is no interference with, his other business, employment and personal activities. Johnson shall be free to accept full-time or part-time employment with any organization, and to engage in any business enterprise on his own behalf during the Continued Employment Period, the Consulting Period or thereafter, whether or not the organization or enterprise competes with Apache, so long as Johnson complies with paragraph 7 of this agreement.

         7. CONFIDENTIALITY. Johnson shall maintain the confidentiality of, and shall not disclose, Apache's business dealings, trade secrets, supplier lists, customer lists, properties, geographic or financial areas of interests, exploration plans or techniques or any other confidential information of or relating to Apache, its subsidiaries or affiliates. Johnson shall not use such information in any manner, whether for his own benefit or for the benefit of any other person or entity, or to the detriment of Apache, its subsidiaries or affiliates.

         8. MONTHLY PAYMENTS. On or before the 16th day of each calendar month during the Consulting Period, Johnson shall invoice Apache for services in the amount of $36,460.00, and Apache shall pay Johnson the invoiced amount on or before the first day of the next calendar month. The invoiced amounts shall be paid if Johnson is disabled, and shall continue to be paid to Johnson's estate, heirs and successors in the event of his death. The invoiced amount shall continue to be paid without regard to Johnson's employment by another organization, his participation in a partnership, or his engagement in business for his own account. Failure or tardiness by Johnson in invoicing Apache shall not waive or release Johnson's right to payment, but amounts invoiced late shall not be due until a reasonable time after the invoice date.

         9. EXPENSE REIMBURSEMENT. Subject to Apache's travel policies governing its executives, Apache shall reimburse Johnson for all travel, airline, room, entertainment, meal, beverage, car rental and other out-of-pocket expenses incurred by Johnson in the course of performing his consulting obligations under this agreement, provided that such consulting expenses are approved in advance by Apache.





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         10.     BENEFITS.  During the Continued Employment Period, Johnson
shall receive the same benefits as Apache provides its executive officers. During the Consulting Period, Apache shall:

                 (a) provide medical, dental and vision benefits to Johnson and his dependents to the same extent, and subject to the same premium co-payments, as are extended to Apache executives; and

                 (b) provide life insurance and disability benefits (including supplemental group life insurance) to Johnson to the same extent as extended to Apache executives.

Apache shall not impair the cash value of any life insurance currently maintained by Apache for Johnson, and that cash value shall remain the property of Johnson. Apache shall cause its employees, insurance carriers and agents to cooperate fully with Johnson in managing and maintaining Johnson's insurance coverage, and responding to Johnson's insurance claims and responding to Johnson's inquiries concerning insurance coverages.

         11. PLAN BALANCES. Apache shall cooperate with Johnson in administering his rights, pursuant to the Apache Corporation 401(k) Retirement/Savings Plan and the Non-Qualified Retirement Plan. Johnson's outstanding stock options and phantom stock units shall be governed by the terms of Apache Corporation 1990 Stock Incentive Plan and the 1990 Phantom Stock Appreciation Plan.

         12. TAX AND FINANCIAL SERVICES. During the Consulting Period, Johnson shall be entitled to reimbursement from Apache for the reasonable cost of personal tax and financial counseling services provided by such tax and financial advisors as may be selected by the employee.

         13. RETIREMENT BENEFITS. At age 65, Johnson shall be paid an amount equal to two-thirds his last annual salary ($350,000 per year), less (a) any amounts paid to him under the pension or retirement plans or agreements of Exxon Corporation and BP America or their affiliates, assigns or successors;
(b) the actuarially defined annual equivalent of pension income from the 6% automatic company contributions to the 401(k) plan for Johnson's accounts; (c) social security payments; and (d) $1500 per month.

         One-twelfth of the above amounts so determined shall be paid monthly for twenty years or for Johnson's life, whichever is less. Provided however, in the event that Johnson dies during the twenty year period and is survived by his current wife, Apache shall pay to Johnson's wife 50% of the sum determined as above provided, for the unexpired portion of said twenty year period. In the event that Johnson's wife predeceases him or dies after Johnson but prior to the expiration of the 20 year term, any benefit due Johnson's wife shall terminate and not be assignable to the estate of Johnson, his wife or otherwise.





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         Apache shall provide medical insurance after retirement in the form of a Medicare supplement for Johnson and his spouse under the form of insurance coverage then being provided to employees of the company, for and during Johnson's life.

         14. RELEASE. Johnson releases Apache and each of its subsidiaries, affiliates, past and present, and Apache releases Johnson, from any and all rights and claims arising in any way out of Johnson's employment or acts or omissions of Apache or Johnson which occurred during the term of Johnson's employment, or arose out of the termination of Johnson's employment. Apache and Johnson further release and hold harmless each other from and against any and all claims against the other that they may have based on any negligent or intentional acts or omissions of any character whatsoever, whether related to Johnson's employment or otherwise, including without limitation statements made by, to or about Johnson or Apache which occurred prior to the effective date of this agreement, whether known or unknown by Apache or Johnson. The foregoing release includes without limitation any rights and claims under state, federal, or local laws, including without limitation, the Age Discrimination in Employment Act, the Texas Commission on Human Rights Act and the common law of the states of Texas, Colorado, and any other jurisdiction. Johnson and Apache further agree that they will not institute any charge, complaint, or litigation against the other based on such released rights and or claims. Notwithstanding the foregoing, the releases contained herein shall not apply to any rights Johnson may have under: (a) Apache 1990 Stock Incentive Plan and the Stock Appreciation Plan and the Option Agreements issued under those plans to which Johnson is a party; (b) Apache's 401(k) Plan and Non-Qualified Retirement Plan; (c) this agreement; or (d) COBRA to receive continued medical insurance benefits.

         15. INDEPENDENT CONTRACTOR AND TAXES. Johnson acknowledges that his engagement under this agreement during the Consulting Period is as an independent contractor and not as an employee of Apache or its subsidiaries or affiliates. Accordingly, Johnson will be responsible for payment of all income tax and other taxes, levies or assessments by governmental entities on cash amounts payable to Johnson, and Apache will not withhold any amounts from payments made under this agreement. If the Internal Revenue Service or other governmental authority asserts that Apache should have withheld federal income taxes, Johnson's share of FICA taxes or other taxes, levies or assessments from such payments, Johnson will reimburse Apache for any monies paid by Apache to the governmental entity in compliance with such assertion, except for payments of interest or penalties.

         16. NONASSIGNABILITY. Neither this agreement nor any right or interest herein will be assigned or transferred by Apache or Johnson without the other's written consent, except as to:

                 (a) the rights of Johnson's spouse, estate, heirs and devisees to certain benefits under this agreement as specifically set forth herein; and





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                 (b)      the sale of all or substantially all of Apache's
                          assets or the merger or combination of Apache with another organization, if the asset purchaser or surviving organization assumes the full performance of Apache's obligations under this agreement, but Apache shall not be relieved of its obligations under this agreement by that assumption.

         17. NO ATTACHMENT. Except as required by law, Johnson's right to receive payments under this agreement shall not be subject to anticipation, alienation, sale, encumbrance, pledge, hypothecation, execution, attachment, levy, offset, deduction, set off, condition, or assignment by operation of law, and any attempt, voluntary or involuntary, to affect such action shall be null and void.

         18. BINDING EFFECT. This agreement shall bind and inure to the benefit of Johnson, Apache and its subsidiaries and affiliates and their permitted successors and assigns.

         19. AMENDMENT, MODIFICATION, WAIVER. This agreement shall not be amended or modified except by an instrument in writing signed by the parties hereto. No term of this agreement shall be deemed to have been waived, nor shall there be an estoppel against enforcement against any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel. No person or organization, including those within the definition of company, not a party to this agreement or a permitted successor to a party to this agreement, shall be a third party beneficiary of this agreement or entitled to enforce its terms. Johnson acknowledges that he has had at least 21 days to consider this agreement and has had legal advise with respect thereto.

         20. REMEDIES. Upon material breach of this agreement by a party, the other party shall be entitled to seek damages for breach, and or shall be entitled to seek specific performance of this agreement. Johnson and Apache acknowledge and confess that there is no adequate remedy at law for breach of the obligations in this agreement other than the obligation for the payment of money. The prevailing party in any litigation shall be entitled to an award of attorneys' fees by the court. Interest on sums due from one party to the other shall bear interest at the rate of 18% per annum (until paid).

         21. NO OTHER BENEFITS. Except as specifically provided in this agreement, Johnson shall not be entitled to any pension, profit sharing, bonus, disability, life insurance or similar plan or program of Apache, whether now existing or hereafter adopted for the benefit of Apache's employees or consultants.

         22. HEADINGS AND MEANINGS. The headings of the paragraphs of this agreement are for convenience only and should not be considered in construing or interpreting the agreement.





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         23.     GOVERNING LAW.  This agreement has been executed and delivered in the state of Texas, and its validity, and interpretation or, performance and enforcement shall be governed by the laws of that state.

         24. NOTICES. Any notice contemplated or permitted by this agreement shall be delivered as follows:


         To Apache or the Company:
                                            Raymond Plank
                                            Chairman and Chief Executive Officer
                                            APACHE CORPORATION
                                            2000 Post Oak Boulevard
                                            Suite 100
                                            Houston, Texas  77056-4400
                                            Telephone:   (713) 296-6100
                                            Telecopier:  (713) 296-6490


         To William J. Johnson:             WILLIAM J. JOHNSON
                                            11523 Echo Wood
                                            Houston, Texas  77024
                                            Telephone:   (713) 973-1259


The above addresses for a notice may be changed by written notice from the changing party to the other party.





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         25.     REVOCATION.  Johnson may rescind this agreement by written notice to Apache delivered on or before 5 p.m. on the seventh day after its execution by Apache and Johnson and with delivery to Johnson. If no such notice of rescission is timely received by Apache, the effective time of this agreement shall be as stated above. Upon rescission of this agreement, Johnson shall repay to Apache all sums pursuant to this agreement, except salary for services rendered by Johnson part prior to the effective time.

                                           CONSULTANT



May 17, 1994                               /s/ William J. Johnson
- -----------------------------              ---------------------------------
Date                                           William J. Johnson




                                           APACHE CORPORATION



May 17, 1994                               /s/ Roger B. Rice
- -----------------------------              ---------------------------------
Date                                           Roger B. Rice
                                           Vice President, Human Resources &
                                           Administration





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